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                                                                    EXHIBIT 23.2

                              ACCOUNTANTS' CONSENT


The Board of Directors
United Bancorporation of Alabama, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of United Bancorporation of Alabama, Inc. of our report dated February 29, 2000, relating to the consolidated balance sheets of United Bancorporation of Alabama, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of United Bancorporation of Alabama, Inc.

                                                       KPMG LLP

Birmingham, Alabama
May 10, 2000